Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2023 Omnibus Incentive Plan of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.) of our report dated February 23, 2021, except for Notes 2, 4, 12 and 13 as to which the date is June 17, 2021, and for Note 4, Schedule II and Schedule III as to which the date is March 1, 2022, with respect to the consolidated financial statements of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.), included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.
Hamilton, Bermuda
June 6, 2023